   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 1999
                                                     REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                ----------------


                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                ----------------

                               MAXTOR CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               3572                             77-0123732
   (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION NUMBER)               IDENTIFICATION NO.)

                              510 COTTONWOOD DRIVE
                           MILPITAS, CALIFORNIA 95035
                                 (408) 432-1700
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                MICHAEL R. CANNON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               MAXTOR CORPORATION
                              510 COTTONWOOD DRIVE
                           MILPITAS, CALIFORNIA 95035
                                 (408) 432-1700
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                            DIANE HOLT FRANKLE, ESQ.
                        Gray Cary Ware & Freidenrich LLP
                               400 Hamilton Avenue
                            Palo Alto, CA 94301-1825
                                 (650) 833-2000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [ ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [X]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                                 PROPOSED
                                                                 PROPOSED        MAXIMUM
                                                                 MAXIMUM         AGGREGATE      AMOUNT OF
             TITLE OF SHARES              AMOUNT TO BE       AGGREGATE PRICE     OFFERING     REGISTRATION
            TO BE REGISTERED               REGISTERED         PER SHARE (2)      PRICE (1)         FEE
            ----------------               ----------         -------------      ---------         ---
Common Stock, $0.01 par value....     8,200,000 shares(1)        $7.05           $57,810,000    $16,071.18


(1) Consists of shares of Maxtor Corporation common stock issued in connection with Maxtor's acquisition of Creative Design Solutions, Inc, as described in the prospectus.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of computing the registration fee and based on the average high and low sale prices of the common stock of Maxtor Corporation as reported on the Nasdaq National Market on September 10, 1999.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 1999

                                8,129,679 SHARES

                               MAXTOR CORPORATION

                                  Common Stock

        This prospectus relates to the offer and sale of up to 8,129,679 shares of our common stock by certain selling stockholders of Maxtor Corporation described in this prospectus under "Selling Stockholders."

        Our common stock is quoted on The Nasdaq National Market under the symbol "MXTR." On September 10, 1999, the last sale price of the common stock as reported on The Nasdaq National Market was $7.00.

        Our principal executive offices are located at 510 Cottonwood Drive, Milpitas, California 95035, and our telephone number is (408) 432-1700.

                       ----------------------------------


        AN INVESTMENT IN MAXTOR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.

                       ----------------------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The date of this prospectus is September 13, 1999.


                                TABLE OF CONTENTS

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                                                                                           Page
                                                                                           ----
RISK FACTORS.................................................................................3

ABOUT MAXTOR................................................................................12

USE OF PROCEEDS.............................................................................13

SELLING STOCKHOLDERS........................................................................13

PLAN OF DISTRIBUTION........................................................................16

LEGAL MATTERS...............................................................................17

EXPERTS.....................................................................................17

WHERE TO FIND MORE INFORMATION..............................................................18

DOCUMENTS INCORPORATED BY REFERENCE.........................................................18

                                  RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties that we do not know about or that we currently think are immaterial also may impair our business operations.

        Any of the following risks, if they actually occur, could materially and adversely affect our business, financial condition or results of operations. In such an event, the trading price of our common stock could decline, and you could lose all or part of your investment.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT OF $755.6 MILLION

        We have a history of significant losses. During each of the 19 consecutive quarters ended September 27, 1997, we incurred significant operating losses ranging from $125.5 million to $3.1 million per quarter, with net losses ranging from $130.2 million to $4.5 million. These losses were primarily a result of the following:

        -       delayed product introductions;

        -       product performance and quality problems;

        - low manufacturing yields and under-utilization of manufacturing capacity;

        -       high operating and interest expenses; and

        - overall market conditions in the hard disk drive industry, including fluctuations in demand and declining average selling prices.

We also had a net loss of $30.9 million for the quarter ended July 3, 1999 due primarily to a significant decrease in average unit selling prices. Furthermore, we believe that the decline in average selling prices that the entire hard disk drive industry is experiencing is likely to continue and thus, worsen profitability in the near future.

OUR AVERAGE SELLING PRICES ARE DECLINING

        We anticipate that average selling prices in the hard disk drive industry will continue to decline for the foreseeable future. The average selling price of a hard disk drive rapidly declines over its commercial life due to technological enhancement, productivity improvement, and also increase in industry supply. This is true even for those products that are competitive and introduced into the market in a timely manner. Average selling prices decline even further when competitors lower prices to absorb excess capacity, liquidate excess inventories, restructure or attempt to gain market share. These factors make it very challenging to achieve and maintain profitability and revenue growth in the hard disk drive industry.

UNLESS WE CONSISTENTLY EXECUTE, WE WILL HAVE SIGNIFICANT LOSSES

        Most of our products are sold to desktop computer manufacturers. Such manufacturers use the quality, storage capacity, performance and price characteristics of hard disk drives to select, or qualify, their hard disk drive suppliers. Such manufacturers typically seek to qualify three or four suppliers for each hard disk drive product generation. To qualify consistently with these manufacturers, and thus succeed in the desktop hard disk drive industry, we must execute consistently on our product development and manufacturing processes to be among the first-to-market introduction and first-to-volume production at leading storage capacity per disk with competitive prices and high quality. Once a manufacturer has chosen its hard disk drive suppliers for a given desktop computer product, it generally will purchase hard disk drives from those suppliers for the commercial life of that product line. If we miss a qualification opportunity, we may not have another opportunity to do business with that manufacturer until we introduce our next generation of products. The effect of missing a product qualification opportunity is magnified by the limited number of high volume manufacturers of personal computers. If we do not reach the market or deliver volume production in a timely manner, we may lose opportunities to qualify our products, our gross margins probably will decline due to rapidly declining average selling prices, and we probably will lose market share.

SUBSTANTIAL DEPENDENCE ON THE DESKTOP COMPUTER MARKET

        While there has been significant growth in the demand for desktop computers over the past several years, according to International Data Corporation, the growth rate in the desktop computer market has slowed in recent quarters. Because of our reliance on the desktop segment of the personal computer market, we will be affected more by changes in market conditions for desktop computers than would a company with a broader range of products. Any decrease in the demand for desktop computers could cause a decrease in the demand for our products.

        Although our current products are designed for the largest segment of the hard disk drive market, the desktop computer market, demand may shift to other market segments over time. We also believe that to remain a significant supplier of hard disk drives to major manufacturers of personal computers, we will need to offer a broader range of hard disk drive products to our customers. Therefore, we will need to develop and manufacture new products that address additional hard disk drive market segments and emerging technologies to remain competitive in the hard disk drive industry. Examples of potentially important market segments that our current products are not designed to address include:

        -       the client-server market;

        - lower cost, lower performance personal computer systems (typically below $699); and

        -       laptop personal computers.

        To specifically address these or additional market segments, we would have to reengineer some of our existing technology and develop new technology. Certain of our competitors have significant advantages over us in one or more of these and other potentially significant new or growing market segments. Any failure by us to successfully develop and introduce new products to address specifically these additional market segments could have a material adverse effect on our business, financial condition and results of operations.

A SIGNIFICANT AMOUNT OF OUR REVENUE COMES FROM A FEW CUSTOMERS

        We sell most of our products to a limited number of customers. During the six months ended July 3, 1999, two customers, Dell and IBM, accounted for approximately 26% and 10%, respectively, of our revenue, and our top ten customers accounted for approximately 69% of our revenue. During the six months ended June 27, 1998, two customers, Dell and IBM, accounted for approximately 27% and 17%, respectively, of our revenue, and our top ten customers accounted for approximately 74% of our revenue.

        We believe that a relatively small number of customers will continue to account for a significant portion of our revenue for the foreseeable future, and that the proportion of our revenue from such customers could continue to increase in the future. These customers have a wide variety of suppliers to choose from and therefore can make substantial demands on us. Even if we successfully qualify a product for a given customer, such customer generally is not obligated to purchase any minimum volume of products from us and generally is able to terminate its relationship with us at any time. Our ability to maintain strong relationships with our principal customers is essential to our future performance. If we lose a key customer or if any of our key customers reduce their orders of our products or require us to reduce our prices before we are able to reduce costs, our business, financial condition and results of operations could be materially and adversely affected.

OUR QUARTERLY RESULTS FLUCTUATE SIGNIFICANTLY

        Our quarterly results may not be indicative of our future performance. Our quarterly operating results have fluctuated significantly in the past and may fluctuate significantly in the future. Our future performance will depend on many factors, including the following:

        - our ability to be consistently among the first-to-volume production with competitive products;

        -       the average unit selling prices of our products;

        - fluctuations in the demand for hard disk drives as a result of the cyclical and seasonal nature of the desktop computer industry;

        -       the availability of and efficient use of manufacturing capacity;

        -       changes in product or customer mix;

        - our existing competitors introducing better products at competitive prices before we do;

        -       new competitors entering our market;

        - our ability to manage successfully the complex and difficult process of qualifying our products with our customers;

        - our customers canceling, rescheduling or deferring significant orders for our products, particularly in anticipation of new products or enhancements from us or our competitors;

        - the ability of certain of our distribution and retail customers to return unsold products for credit;

        - the ability of certain of our distribution and retail customers to receive lower prices retroactively on their inventory of our products when we lower prices on our products;

        - our ability to purchase enough components and raw materials at competitive prices which allow us to make a profit;

        -       the availability of adequate capital resources;

        - increases in research and development expenditures, particularly as a percentage of revenue, required to maintain our competitive position;

        -       changes in our strategy;

        -       personnel changes; and

        -       other general economic and competitive factors.

        Many of our operating expenses are relatively fixed and difficult to reduce or modify. As a result, the fixed nature of our operating expenses will magnify any adverse effect of a decrease in revenue on our results of operations.

        As a result of these and other factors, we believe that period to period comparisons of our historical results of operations are not good predictors of our future performance. If our future operating results are below the expectations of stock market analysts, our stock price may decline.

OUR CUSTOMERS ARE PLACING NEW AND COSTLY DEMANDS ON US

        Our customers are adopting more sophisticated business models that place additional strains on our business. For example, many personal computer manufacturers, including some of our largest personal computer manufacturing customers, are starting to adopt build-to-order manufacturing models that reduce their component inventories and related costs and enable them to tailor their products more specifically to the needs of their customers.

        Some of our personal computer manufacturing customers also are considering or have implemented a "channel assembly" model in which the manufacturer ships a minimal computer system to the dealer or other assembler, and component suppliers (including hard disk drive manufacturers such as us) ship parts directly to the dealer or other assembler for installation at its location. Finally, certain of our manufacturing customers have adopted just-in-time inventory management processes that require component suppliers to maintain inventory at or near the customer's production facility. These new business models require us to hold our products in inventory longer, which increases our risk of inventory obsolescence and average selling price decline. These changing models also increase our capital requirements and costs, complicate our inventory management strategies, and make it difficult for us to match our manufacturing plans with projected customer demand.

THE HARD DISK DRIVE MARKET IS HIGHLY COMPETITIVE

        The hard disk drive market in general is intensely competitive even during periods when demand is stable. We compete primarily with manufacturers of 3.5-inch hard disk drives for the personal computer industry, including:

        -       Fujitsu Limited;

        -       Quantum Corporation;

        -       Samsung Electronic Company Limited;

        -       Seagate Technology, Inc.; and

        -       Western Digital Corporation.

        We also could face significant competition from other companies, such as International Business Machines Corporation, in our current markets or in other markets into which we may expand our product portfolio.

        Many of our competitors have a number of significant advantages over us, including:

        -       a larger market share;

        -       a broader array of product lines;

        -       preferred vendor status with some of our customers;

        -       extensive name recognition and marketing power; and

        - significantly greater financial, technical and manufacturing resources.

        Unlike us, some of our competitors make many of their own components, which may provide them with certain benefits including lower costs. Our competitors also may:

        - consolidate or establish strategic relationships among themselves to lower their product costs or to otherwise compete more effectively against us;

        -       lower their product prices to gain market share; or

        - bundle their products with other products to increase demand for their products.

In addition, new competitors could emerge and rapidly capture market share.

        If we fail to compete successfully against current or future competitors, our business, operating results and financial condition may be materially and adversely affected.

DEMAND FOR OUR PRODUCTS FLUCTUATES

        We currently offer a single product family that is designed for desktop computers. As a result, the demand for our products depends on the overall demand for desktop computers. The desktop computer and hard disk drive markets tend to go through periods of rapid growth followed by periods of oversupply and rapid price and gross margin erosion. This environment makes it difficult for our customers and us to reliably forecast demand for our products. We do not have long-term supply contracts with our customers, and our customers often can defer or cancel orders with limited notice and without significant penalty.

WE MUST EFFECTIVELY RESPOND TO CHANGING TECHNOLOGY; WE MUST EFFECTIVELY TRANSITION TO GIANT MAGNETO-RESISTIVE HEAD TECHNOLOGY

        Our future performance will depend on our ability to enhance current products and to develop and introduce volume production of new competitive products on a timely and cost-effective basis. We also must keep pace with and correctly anticipate technological developments and evolving industry standards and methodologies. Advances in magnetic, optical or other technologies, or the development of entirely new technologies, could lead to new competitive products that have better performance and/or lower prices than our products. Examples of such new technologies include giant magneto-resistive head technology (which already has been introduced by IBM and Fujitsu and which Western Digital reportedly will use in its products under an agreement with IBM) and optically-assisted recording technologies (which currently are being developed by companies such as TeraStor Corporation and Seagate). We have incorporated giant magneto-resistive head technology into our newest products. We have decided not to pursue optically-assisted recording technologies at this time. Our inability to introduce or achieve volume production of new competitive products, (regardless of whether they include giant magneto-resistive head technology) on a timely and cost-effective basis has in the past and in the future could have a material adverse effect on our business, financial condition and results of operations.

TO DEVELOP NEW PRODUCTS, WE MUST EFFECTIVELY INTEGRATE PARTS FROM THIRD PARTIES

        Unlike some of our competitors, we do not manufacture any of the parts used in our products. Instead, our products incorporate parts designed by and purchased from third parties. Consequently, the success of our products depends on our ability to gain access to and integrate parts that use leading-edge technology. To successfully manage these integration projects we must:

        -       obtain high quality parts;

        -       hire skilled personnel;

        - effectively integrate different products from a variety of vendors; and

        -       manage difficult scheduling and delivery problems.

Our success will depend on our ability to develop and maintain relationships with key suppliers.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS

        A number of the parts used in our products are available from only one or a limited number of outside suppliers. Currently, we purchase digital signal processor/controller and spin/servo integrated circuits only from Texas Instruments, Inc. and purchase channel integrated circuits only from Lucent Technologies, Inc. As we have experienced in the past, some of the parts we require may periodically be in short supply. As a result, we must allow for significant ordering lead times for certain parts. In addition, we may have to pay significant cancellation charges to suppliers if we cancel orders for parts because we reduce production due to production cut-backs caused by market oversupply, reduced demand, transition to new products or technologies or for other reasons. We order the majority of our parts on a purchase order basis and only have limited long-term volume purchase agreements with certain existing suppliers. If we cannot obtain sufficient quantities of high quality parts when we need them, our business, financial condition and results of operations could be materially and adversely affected.

WE DEPEND ON OUR KEY PERSONNEL

        Our success depends upon the continued contributions of our key employees, many of whom would be extremely difficult to replace. We also do not have key person life insurance on any of our personnel. Worldwide competition for skilled employees in the hard disk drive industry is extremely intense. We believe that some of our competitors recently have made targeted efforts to recruit employees from us and such efforts have resulted in us losing some skilled managers. There is no guarantee that we will be successful in retaining our key employees. If we are unable to retain our existing employees or to hire and integrate new employees, our business, financial condition and results of operations could be materially and adversely affected.

WE HAVE LIMITED MANUFACTURING FACILITIES, WHICH MAY FAIL TO MEET OUR FUTURE MANUFACTURING REQUIREMENTS AND WHICH MAY BE DAMAGED BY NATURAL DISASTERS OR OTHER EVENTS

        Our volume manufacturing operations currently are based in two facilities in Singapore. A fire, flood, earthquake or other disaster or condition affecting either or both of our facilities could have a material adverse effect on our business, financial condition and results of operations. Although we have taken steps to ensure that manufacturing facilities will be available, our inability to fit-up our facilities to meet our customers' demands in a timely manner could limit our growth and could have a material adverse effect on our business, financial condition and results of operations. Additionally, the development of excess manufacturing capacity could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NEED MORE CAPITAL IN THE FUTURE BECAUSE THE HARD DISK DRIVE BUSINESS IS CAPITAL INTENSIVE

        Our business is capital intensive, and we may need more capital in the future. Our future capital requirements will depend on many factors, including:

        -       the rate of our sales growth;

        -       the level of our profits or losses;

        - the timing and extent of our spending to support facilities upgrades and product development efforts;

        -       the timing and size of business or technology acquisitions; and

        - the timing of introductions of new products and enhancements to our existing products.

        We may issue additional equity to raise capital. Any future equity financing will decrease existing stockholders' percentage equity ownership and may, depending on the price at which the equity is sold, result in significant economic dilution to such stockholders. Furthermore, our board of directors is authorized under our charter documents to issue preferred stock with rights, preferences or privileges senior to those of our common stock without stockholder approval.

        While we currently do not have a revolving credit facility, it is our goal to obtain one in the future. However, we believe that current market conditions for such facilities are not as favorable as they have been at certain times in the past, that for various reasons the number of potential lenders actively providing credit facilities to companies in the data storage industry has decreased, and that the terms on which the remaining potential lenders are willing to offer such facilities, in many cases, are restrictive and/or costly. Consequently, the terms and conditions under which we might obtain such a facility are uncertain. Any failure to obtain adequate credit facilities on acceptable terms could have a material and adverse effect on our business, financial condition and results of operations.

PROTECTION OF OUR INTELLECTUAL PROPERTY IS LIMITED; WE FACE RISK OF THIRD PARTY CLAIMS OF INFRINGEMENT

        We have patent protection on some of our technology. We may not receive patents for our current or future patent applications, and any patents that we have or that are issued to us may be invalidated, circumvented or challenged. Moreover, the rights granted under any such patents may not provide us with any competitive advantages. Finally, our competitors may develop or otherwise acquire equivalent or superior technology.

        We also rely on trade secret, copyright and trademark laws, as well as the terms of our contracts to protect our proprietary rights. We may have to litigate to enforce patents issued or licensed to us, to protect trade secrets or know-how owned by us or to determine the enforceability, scope and validity of our proprietary rights and the proprietary rights of others. Enforcing or defending our proprietary rights could be expensive and might not bring us timely and effective relief.

        We may have to obtain licenses of other parties' intellectual property and pay royalties. If we are unable to obtain such licenses, we may have to stop production of our products or alter our products. In addition, the laws of certain countries in which we sell and manufacture our products, including various countries in Asia, may not protect our products and intellectual property rights to the same extent as the laws of the United States. Our protective measures in these countries may be inadequate to protect our proprietary rights. Any failure to enforce and protect our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

        When we were a majority-owned subsidiary of Hyundai Electronics America, we had the benefit of certain third party intellectual property rights on terms that may have been more favorable than would have been available to us if we had not been a majority-owned subsidiary of Hyundai Electronics America. We may not be able to obtain similar rights in the future on terms as favorable.

        We have been sued by Papst-Motoren GmbH and Papst Licensing (collectively "Papst") claiming infringement of a number of hard disk drive motor patents. The lawsuit is pending in the United States District Court for the Northern District of California. This lawsuit relates to the alleged infringement of 15 of the hard disk drive motor patents. The patents in question relate to motors that we purchase from motor vendors and the use of such motors in hard disk drives. We filed our Answer and Counterclaim on May 19, 1999, alleging defenses of implied license, patent exhaustion, misuse, invalidity, unenforceability and noninfringement, among others. We also filed a motion to bifurcate for early discovery the license, exhaustion and misuse defenses. At hearing on July 21, 1999, the Court stayed further action in the case pending the outcome of a motion filed by Papst on July 13, 1999, seeking coordination and transfer of this case with several other actions involving Papst patents. This motion was filed with the Judicial Panel on Multidistrict Litigation in Washington, D.C. On August 5, 1999, we filed our opposition to the motion. No hearing date has been set in that proceeding. A further status conference in the District Court is scheduled for October 27, 1999. While we believe that our defenses to the Papst claim are valid, the results of any litigation are inherently uncertain and there is no assurance that Papst will not assert other infringement claims relating to current patents, pending patent applications and future patents or patent applications. Additionally, there is no assurance that we will be able to successfully defend ourselves against any such lawsuit. A favorable outcome for Papst in the lawsuit could result in the issuance of an injunction against us or our products and/or the payment of monetary damages equal to a reasonable royalty or recovered lost profits or, in the case of a finding of a willful infringement, treble damages and could have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT ON OUR INTERNATIONAL OPERATIONS; WE FACE RISKS FROM OUR INTERNATIONAL SALES

        We conduct most of our manufacturing and testing operations and purchase a substantial portion of our key parts outside the U.S. We also sell a significant portion of products to foreign distributors and retailers.

        Our dependence on revenue from international sales and our need to manage international operations each involves a number of inherent risks, including:

        - economic slowdown and/or downturn in the computer industry in such foreign markets;

        -       international currency fluctuations;

        -       general strikes or other disruptions in working conditions;

        -       political instability;

        -       trade restrictions;

        -       changes in tariffs;

        - the difficulties associated with staffing and managing international operations;

        -       generally longer periods to collect receivables;

        - unexpected changes in or impositions of legislative or regulatory requirements;

        - reduced protection for intellectual property rights in some countries;

        -       potentially adverse taxes; and

        - delays resulting from difficulty in obtaining export licenses for certain technology and other trade barriers.

        The specific economic conditions in each country will impact our international sales. For example, our international contracts are denominated primarily in U.S. dollars. Significant downward fluctuations in currency exchange rates against the U.S. dollar could cause our products to become relatively more expensive to distributors and retailers in those countries. In addition, we attempt to manage the impact of foreign currency exchange rate changes by entering into short-term, foreign exchange contracts. If we do not effectively manage the risks associated with international operations and sales, our business, financial condition and results of operations could be materially and adversely affected.

WE HAVE EXPOSURE FROM OUR WARRANTIES

        Our products may contain defects. We generally warrant our products for three years. Our standard warranty contains a limit on damages and an exclusion of liability for consequential damages and for negligent or improper use of the product. We establish a reserve, at the time of product shipment, in an amount equal to our estimated warranty expenses. We had warranty reserves of $41.8 million as of July 3, 1999. While we believe that our warranty reserves will be sufficient, the failure to maintain sufficient warranty reserves or the unenforceability of our liability limitations could have a material adverse effect on our business, financial condition and results of operations.

OUR STOCK PRICE HAS BEEN HIGHLY VOLATILE

        Our stock price and the number of shares traded each day have varied greatly. We expect these fluctuations to continue due to factors including:

        -       quarterly fluctuations in operating results;

        -       announcements of new products by us or our competitors;

        -       gains or losses of significant customers;

        -       changes in stock market analysts' estimates;

        -       the presence or absence of short-selling of our common stock;
                and

        - events affecting other companies that the market deems comparable to us.

        Our stock price also may be affected by events relating to Hyundai Electronics America and Hyundai Electronics Industries, including sales of our common stock by Hyundai Electronics America or the perception that such sales may occur (due to the financial condition of Hyundai Electronics America or otherwise). There have been reports that Hyundai Electronics Industries is planning to sell some operations that do not directly relate to its core semiconductor business. Hyundai Electronics America and Hyundai Electronics Industries have informed Maxtor that they may consider selling additional Maxtor shares at a time they deem appropriate. Finally, our stock price may be subject to extreme fluctuations in response to general economic conditions in the U.S., Korea, Southeast Asia and elsewhere, such as interest rates, inflation rates, exchange rates, unemployment rates, and trade surpluses and deficits. It is likely that in some future quarter or quarters our operating results will be below the expectations of stock market analysts or investors. In such event, our stock price probably will decline.

        In February 1999, DECS Trust IV, a newly-formed trust, sold 12,500,000 DECS, where each DECS represents an equal proportional interest in the DECS Trust IV. The terms of the DECS provide that DECS Trust IV may distribute shares of our common stock owned by Hyundai Electronics America on or about February 15, 2002, or upon earlier liquidation of DECS Trust IV under certain circumstances. We do not know how or whether investors in the DECS offering will resell the DECS. Any market that develops for the DECS could reduce the demand for our common stock or otherwise negatively affect the market for our common stock.

                                  ABOUT MAXTOR

        We are a leading provider of hard disk drives for desktop computers. Our products have high speed interfaces for greater data throughput, a robust mechanical design for improved reliability, magneto-resistive head technology and a digital signal processor-based electronic architecture that, when combined, provide industry-leading benchmark performance. We produce products in the DiamondMax product family, consisting of 3.5 inch hard disk drives with storage capacities which range from 6.4 gigabytes to 36 gigabytes. Customers are desktop computer manufacturers, including Compaq, Dell and IBM; distributors, including Bell Micro and Ingram; and retailers, including Best Buy, CompUSA and Staples.

        During the mid-1980's, we were a leading technology innovator in the hard disk drive industry. We completed an initial public offering of common stock in 1986. Hyundai Electronics America acquired all of our outstanding stock through a series of transactions in 1994 and 1996. Shortly thereafter, Hyundai Electronics America invested in efforts to revitalize Maxtor. Our current Chief Executive Officer and President and a 20 year veteran of the hard disk drive industry, Michael R. Cannon, took office in July 1996. As a result of changes he and other members of management made, our performance improved significantly during a period of severe fluctuations in the overall hard disk drive market. Since 1996, due to various transactions by us and Hyundai Electronics America, the ownership by Hyundai Electronics America of our common stock has decreased to approximately 40% as of April 30, 1999. Maxtor and Hyundai Electronics America are parties to various agreements governing their relationship as described in the SEC filings referred to under "Documents Incorporated by Reference."

        Maxtor was incorporated in Delaware in July 1986. Our principal executive offices are located at 510 Cottonwood Drive, Milpitas, California 95035, and our telephone number is 408-432-1700.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders and all proceeds will go to the selling stockholders to be used for their own purposes.

                              SELLING STOCKHOLDERS

        The selling stockholders acquired shares of our common stock in connection with our acquisition of all of the outstanding stock of Creative Design Solutions, Inc. on September 10, 1999.

        The following table lists the selling stockholders, the number of shares of our common stock which each owned following consummation of the acquisition, the number of shares of our common stock expected to be sold by each, and the number and the percentage of the shares of our common stock which each will own after the offering pursuant to the Registration Statement, assuming the sale of all the shares expected to be sold.

                                                       Shares
                                                       Owned                           Shares       Percentage
                                                       Before       Shares To Be     Owned After    Owned After
               Selling Stockholder                    Offering        Offered         Offering       Offering
--------------------------------------------------- -------------- --------------- --------------- ------------------

ADO Electronic Industrial Co., Ltd.                   217,400        217,400              0               --
Athena Venture Fund, L.P.                             296,622        296,622              0               --
Andreas V. Bechtolsheim                               148,310        148,310              0               --
Jerry R. Bergis                                         2,989          2,989              0               --
William S. Bryan                                        3,623          3,623              0               --
Bryant Trust DTD 9/7/94                                21,740         21,740              0               --
Roy F. Carlson, Jr.                                    43,480         43,480              0               --
Stella Chen                                            10,057         10,057              0               --
William J. Del Biaggio III                             13,044         13,044              0               --
F&W Investments 1996-II                                21,740         21,740              0               --
F&W Investments 1998                                    3,176          3,176              0               --
Donald N. Ferrera and Carolyn M. Ferrera 1996          57,307         57,307              0               --
   Revocable Trust dtd 4/10/96
Greg and Lisa Finley, as CP                             3,261          3,261              0               --
Forefront Venture Partners, L.P.                      170,366        170,366              0               --

                                                       Shares
                                                       Owned                           Shares       Percentage
                                                       Before       Shares To Be     Owned After    Owned After
               Selling Stockholder                    Offering        Offered         Offering       Offering
--------------------------------------------------- -------------- --------------- --------------- ------------------

Robert Hakim                                           49,832         49,832              0               --
Peter Harvey                                          434,800        434,800              0               --
Intel Corporation                                     682,914        682,914              0               --
InveStar Excelsus Venture Capital (Int'l) Inc.,       340,732        340,732              0               --
   LDC
JAFCO Co., Ltd.                                        35,594         35,594              0               --
JAFCO G-6(A) Investment Enterprise Partnership         39,780         39,780              0               --
JAFCO G-6(B) Investment Enterprise Partnership         39,780         39,780              0               --
JAFCO JS-3 Investment Enterprise Partnership           26,277         26,277              0               --
JAFCO R-3 Investment Enterprise Partnership            36,538         36,538              0               --
William N. Joy                                         74,155         74,155              0               --
Victoria J. Koepnick                                   53,263         53,263              0               --
Jay Kramer                                             65,220         65,220              0               --
Albert Leung                                          147,832        147,832              0               --
Jeremy Liang                                            2,707          2,707              0               --
Gordon D. Liechti                                      54,349         54,349              0               --
Luzon Investments Ltd.                                130,440        130,440              0               --
Francis P. Mabunga                                     16,933         16,933              0               --
Marshall Kirk McKusick                                  3,261          3,261              0               --
Netis Technology, Inc.                                 49,832         49,832              0               --
Wo Overstreet                                         265,228        265,228              0               --
Gianni Paliska                                         82,612         82,612              0               --
Peckham Revocable Trust DTD 9/25/92                    43,480         43,480              0               --
Robert W. Peters and Carolyn H. Peters, Trustees       49,832         49,832              0               --
   of The Robert W. Peters and Carolyn H. Peters
   1992 Trust UTA dtd 1/10/92
Jim Potochny                                          108,700        108,700              0               --
Prototech, Inc.                                     3,130,566      3,130,566              0               --
Joseph S. Rocca                                        16,425         16,425              0               --
Kristina Rossi                                          1,900          1,900              0               --
Roy Sardina                                            85,025         85,025              0               --
Yuri R. Spiro                                          13,044         13,044              0               --
Clifford E. Strang                                     39,673         39,673              0               --
Superstar Capital Inc.                                 11,206         11,206              0               --
Anna Hsuehhsia Tang                                     6,522          6,522              0               --
Jerry Tennant                                          36,958         36,958              0               --
Tuckerwell Ltd.                                       130,440        130,440              0               --


                                                       Shares
                                                       Owned                           Shares       Percentage
                                                       Before       Shares To Be     Owned After    Owned After
               Selling Stockholder                    Offering        Offered         Offering       Offering
--------------------------------------------------- -------------- --------------- --------------- ------------------
U.S. Information Technology No. 2 Investment          711,895        711,895              0               --
   Enterprise Partnership
Joseph P. Wilkens                                       6,521          6,621              0               --
Thomas Yoshida                                          6,338          6,338              0               --
Tom and Hiroko Yoshida                                 43,480         43,480              0               --
Jon Zahornacky                                         43,480         43,480              0               --

                              PLAN OF DISTRIBUTION

        We have been advised by the selling stockholders that they may sell all or a portion of their shares of common stock. The selling stockholders plan to sell on the Nasdaq National Market, or otherwise. The selling stockholders may sell their shares:

        -       at prices and on terms prevailing at the time of sale;

        -       at prices related to the then current market price; or

        -       in negotiated transactions.

        The selling stockholders may sell their shares by one or more of the following methods:

        - block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

        - purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

        - on over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

        - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

        -       privately negotiated transactions.

        There is no assurance that selling stockholders will offer or sell any or all of their shares of common stock registered under this prospectus. An escrow agent will hold in escrow 850,000 of the shares of stock owned by the selling stockholders. This escrow lasts until one year after the closing of the acquisition of Creative Design Solutions, Inc. The escrow fund will secure indemnification obligations in connection with the acquisition. Accordingly, shares held in escrow are not available for sale at this time.

        In addition, certain of the selling stockholders are venture capital funds, corporations or trusts which may, in the future, distribute their shares to their partners, stockholders or trust beneficiaries, respectively, which distributees may likewise distribute such shares to their partners, stockholders or trust beneficiaries. Those shares may later be sold by those partners, stockholders or trust beneficiaries, or any of their respective distributees.

        The selling stockholders, any underwriter, any broker-dealer or any agent that participates with the selling stockholders in the distribution of the shares may be deemed to be "underwriter" within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by them and any profit on the resales of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act.

        We will pay expenses, other than underwriting discounts and commissions, if any, incurred in connection with the offering and sale to the public of shares by the selling stockholders, including, without limitation, all registration and filing fees, printing expenses, transfer agents' and registrars' fees, the fees and disbursements of our outside counsel and independent accountants and the reasonable fees of a single counsel for the selling stockholders.

        We agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

        - such time as each of the selling stockholders may sell all of the shares held by him, her or it without registration pursuant to Rule 144 under the Securities Act within a three-month period;

        - such time as all of the shares have been sold by the selling stockholders; or

        - one year following the date of the closing of the acquisition of Creative Design Solutions, Inc.

        We intend to de-register any of the shares not sold by the selling stockholders at the end of such period. At such time, however, any unsold shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.

        We have agreed to indemnify in certain circumstances the selling stockholders and any underwriter and certain control and other persons related to the foregoing persons against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify in certain circumstances Maxtor and certain related persons against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

        The legality of the shares offered by this prospectus is being passed upon by Gray Cary Ware & Freidenrich LLP, Palo Alto, California.

                                     EXPERTS

        The financial statements incorporated in this prospectus and registration statement by reference to the Annual Report on Form 10-K for the year ended December 26, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         WHERE TO FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed with the SEC may be inspected and copied at the SEC Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

        You may obtain information about the operation of the SEC Public Reference Room by calling 1-800-SEC-0330. You can also inspect this material free of charge at a Web site maintained by the SEC at http://www.sec.gov. Finally, you can also inspect reports and other information concerning Maxtor at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. Maxtor common stock is traded on The Nasdaq National Market under the symbol "MXTR." Maxtor's Internet web site is located at http://www.maxtor.com.

                       DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with them which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus and information we later file with the SEC will automatically update and supersede this information. The following documents filed by us with the SEC are incorporated in this prospectus by reference:

        - Annual Report on Form 10-K for the year ended December 26, 1998, filed on March 26, 1999;

        -       Current Report on Form 8-K, filed on January 20, 1999;

        -       Current Report on Form 8-K, filed on January 22, 1999;

        - Quarterly Report on Form 10-Q for the quarter ended April 3, 1999, filed on May 18, 1999;

        - Quarterly Report on Form 10-Q for the quarter ended July 3, 1999, filed on August 16, 1999; and

        - The description of Maxtor's common stock contained in Maxtor's Registration Statement on Form 8-A filed under the Securities Exchange Act, including any amendment or report filed for the purpose of updating that description.

        We also incorporate by reference all documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. We will provide free of charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus. Please direct such requests to Investor Relations, Maxtor Corporation, 510 Cottonwood Drive, Milpitas, California 95035. Our telephone number is (408) 432-1700.

        WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE
    IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF THE
       DATE OF THIS PROSPECTUS. DELIVERY OF THIS PROSPECTUS AFTER THE DATE INDICATED BELOW DOES NOT MEAN THAT THE INFORMATION IS STILL CORRECT.


                                8,129,679 SHARES

                               MAXTOR CORPORATION

                                  COMMON STOCK




                                   ----------

                                   PROSPECTUS

                                   ----------




                               September 13, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.

                                                                                    To be Paid
                                                                                      By The
                                                                                    Registrant
                                                                                    ----------
SEC Registration Fee                                                                 $16,071.18

Nasdaq filing fee                                                                    $17,500.00

Accounting fees and expenses                                                         $15,000.00

Legal fees and expenses                                                              $15,000.00

Miscellaneous expenses                                                               $   428.82
                                                                                     ----------

        Total....................................................................... $64,000.00
                                                                                     ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Pursuant to the provisions of the Delaware General Corporation Law, the Registrant has adopted provisions in its Amended and Restated Certificate of Incorporation which provide that members of its board of directors shall not be personally liable for monetary damages to the Registrant or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of:
(i) a breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of the Delaware General Corporation Law; and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

        The Amended and Restated Certificate of Incorporation also authorizes the Registrant to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the full extent permitted under Delaware law. The Registrant has and intends to continue to enter into separate indemnification agreements with each of its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms.

        These indemnification provisions and the indemnification agreement entered between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 16. EXHIBITS.

        The following exhibits are filed with this Registration Statement:

    EXHIBIT NO.                          DESCRIPTION OF EXHIBIT
    -----------                          ----------------------
        5.1         Opinion of Gray Cary Ware & Freidenrich LLP.

       23.1         Consent of Independent Accountants.

       23.2         Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit
                    5.1).

       24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).


----------

ITEM 17.  UNDERTAKINGS.

        A.      The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        E. The undersigned Registrant hereby undertakes that:

        (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Milpitas, County of Santa Clara, State of California on September 13, 1999.

                                           MAXTOR CORPORATION

                                           By: /s/ MICHAEL R. CANNON
                                              ---------------------------------
                                              Michael R. Cannon
                                              President and Chief Executive
                                              Officer (Principal Executive
                                              Officer)

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul J. Tufano and Glenn H. Stevens, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                              TITLE                          DATE
             ---------                              -----                          ----
/s/ DR. CHONG SUP PARK                   Chairman of the Board             September 13, 1999
----------------------------------
Dr. Chong Sup Park

/s/ MICHAEL R. CANNON                    President, Chief Executive        September 13, 1999
----------------------------------       Officer and Director
Michael R. Cannon

/s/ PAUL J. TUFANO                       Senior Vice President, Finance,   September 13, 1999
----------------------------------       Chief Financial Officer and
Paul J. Tufano                           Principal Accounting Officer

                                         Director                          September __, 1999
----------------------------------
Chang See Chung

/s/ CHARLES HILL                         Director                          September 13, 1999
----------------------------------
Charles Hill

/s/ CHARLES F. CHRIST                    Director                          September 13, 1999
----------------------------------
Charles F. Christ

/s/ Y.H. KIM                             Director                          September 13, 1999
----------------------------------
Y.H. Kim


/s/ THOMAS CHUN                          Director                          September 13, 1999
----------------------------------
Thomas Chun

/s/ ROGER W. JOHNSON                     Director                          September 13, 1999
----------------------------------
Roger W. Johnson

                                  EXHIBIT INDEX

    EXHIBIT NO.                          DESCRIPTION OF EXHIBIT
    -----------                          ----------------------
        5.1         Opinion of Gray Cary Ware & Freidenrich LLP.

       23.1         Consent of Independent Accountants.

       23.2         Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit
                    5.1).

       24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).